EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-119830 of IntraLase Corp. on Form S-8 of our reports dated March 1, 2006 relating to the financial statements and financial statement schedule of IntraLase Corp. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of IntraLase Corp. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 1, 2006